As filed with the Securities and Exchange Commission on October 28, 2010

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Magma Design Automation, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	77-0454924
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1650 Technology Drive

San Jose, California 95110

(Address, Including Zip Code, of Principal Executive Offices)

Magma Design Automation, Inc. 2010 Stock Incentive Plan

Magma Design Automation, Inc. Employee Stock Purchase Plan

(Full Title of the Plan)

Rajeev Madhavan

Chief Executive Officer

Magma Design Automation, Inc.

1650 Technology Drive

San Jose, California 95110

(408) 565-7500

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

COPY TO:

David A. Krinsky, Esq.

O’Melveny & Myers LLP

610 Newport Center Drive, Suite 1700

Newport Beach, California 92660

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Common Stock, $0.0001 par value per share, issuable under the 2010 Stock Incentive Plan	9,810,093(1)(2) shares	$4.165(3)	$22,441,832(3)	$1,600(3)
Common Stock, $0.0001 par value per share, issuable under the Employee Stock Purchase Plan	4,969,731(1)(2) shares	$4.165(3)	$20,698,930(3)	$1,476(3)
TOTAL	14,779,824(1)(2) shares		$43,140,762(3)	$3,076(3)

(1)

This Registration Statement covers, in addition to the number of shares of Magma Design Automation, Inc., a Delaware corporation (the “Company” or the “Registrant”), common stock, par value $0.0001 per share (the “Common Stock”), stated above, options and other rights to purchase or acquire the shares of Common Stock covered by this Registration Statement and, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), an additional indeterminate number of shares, options and rights that may be offered or issued pursuant to the Magma Design Automation, Inc. 2010 Stock Incentive Plan (the “2010 Plan) and the Magma Design Automation, Inc. Employee Stock Purchase Plan (the “ESPP” and, together with the 2010 Plan, the “Plans”) as a result of one or more adjustments under the Plans to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.

(2)

As described in the Explanatory Note on page 2 of this Registration Statement, the number of shares of Common Stock registered hereby consists of (i) 5,388,195 being registered for the first time (the “New Shares”), plus (ii) 4,421,898 shares (the “Carryover Shares”) that were previously registered by the Company under its 2001 Stock Incentive Plan, as amended (the “2001 Plan”), plus (iii) 4,969,731 shares being registered for the first time under the ESPP. The Carryover Shares were previously registered on Form S-8 Registration Statements filed with the Securities and Exchange Commission (the “Commission”) on March 15, 2010 (Commission File No. 333-165462) and September 4, 2009 (Commission File No. 333-161743). A post-effective amendment to each foregoing Form S-8 to deregister the Carryover Shares is being filed contemporaneously with the filing of this Registration Statement.

(3)

Pursuant to Securities Act Rule 457(h), the maximum offering price, per share and in the aggregate, and the registration fee were calculated based upon the average of the high and low prices of the Common Stock on October 22, 2010, as quoted on the Nasdaq Global Market. The Registrant is paying registration fees solely with respect to the 10,357,926 shares being newly registered hereby. The registration fees with respect to the Carryover Shares were paid upon filing of the original Registration Statements on Form S-8 as described in footnote 2 above. Therefore, no further registration fee is required with respect to the Carryover Shares.

The Exhibit Index for this Registration Statement is at page 9.

EXPLANATORY NOTE

The Company’s stockholders approved the 2010 Plan on September 23, 2010 (the “Stockholder Approval Date”). The 2010 Plan provides that, in addition to the 5,388,195 shares of Common Stock newly authorized for issuance in connection with the adoption of the 2010 Plan, shares of Common Stock previously available for award grants under the 2001 Plan as of the Stockholder Approval Date are available for award grants under the 2010 Plan. The Company’s authority to grant new awards under the 2001 Plan terminated upon stockholder approval of the 2010 Plan.

The purpose of this Registration Statement is to carry forward the Carryover Shares (i.e., the shares available for award grant purposes as of the Stockholder Approval Date under the 2001 Plan to the extent such shares were previously registered) to this Registration Statement. The Carryover Shares consist of 4,421,898 shares previously registered for issuance with respect to award grants under the 2001 Plan on Form S-8 Registration Statements filed with the Commission on March 15, 2010 (Commission File No. 333-165462, which registered a total of 3,171,722 shares) and on September 4, 2009 (Commission File No. 333-161743, which registered a total of 2,742,850 shares, of which only 1,250,176 shares are Carryover Shares). The total registration fee paid with respect to the registration of the Carryover Shares in connection with such prior Registration Statements on Form S-8 was approximately $633.63.

In accordance with the principles set forth in Interpretation 89 under Section G of the Manual of Publicly Available Telephone Interpretations of the Commission’s Division of Corporation Finance (July 1997) and Instruction E to the General Instructions to Form S-8, this Registration Statement carries forward the 4,421,231 Carryover Shares from the 2001 Plan to the 2010 Plan and the $633.63 registration fee previously paid with respect to the registration of those shares (of which $535.96 represents a pro-rata portion of the registration fee paid with respect to the March 15, 2010 Registration Statement on Form S-8 referred to above and $97.67 represents a pro-rata portion of the registration fee paid with respect to the September 4, 2009 Registration Statement on Form S-8 referred to above). A post-effective amendment to each foregoing Registration Statement on Form S-8 to deregister the Carryover Shares is being filed contemporaneously with the filing of this Registration Statement.

The Company’s stockholders also approved amendments to the ESPP on the Stockholder Approval Date which included an amendment to provide that a total of 5,200,000 shares of Common Stock are authorized for issuance pursuant to the ESPP after the Stockholder Approval Date. As of the Stockholder Approval Date, a total of 230,269 shares were available for award grants under the ESPP and covered by prior Registration Statements on Form S-8. This Registration Statement also registers the 4,969,731 shares of Common Stock newly authorized for issuance under the ESPP.

PART I

INFORMATION REQUIRED IN THE

SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Securities Act Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE

REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference

The following documents of the Company filed with the Commission are incorporated herein by reference:

(a)	The Company’s Annual Report on Form 10-K for its fiscal year ended May 2, 2010, filed with the Commission on July 16, 2010 (Commission File No. 000-33213);

(b)	The Company’s Quarterly Report on Form 10-Q for its fiscal quarter ended August 1, 2010, filed with the Commission on September 10, 2010 (Commission File No. 000-33213);

(c)	The Company’s Current Reports on Form 8-K, filed with the Commission on May 17, 2010, July 12, 2010, July 26, 2010, September 10, 2010 and September 29, 2010 (each, Commission File No. 000-33213); and

(d)	The description of the Company’s Common Stock contained in its Registration Statement on Form 8-A filed with the Commission on October 3, 2001 (Commission File No. 000-33213), and any other amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (the “Delaware Law”) provides for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Article VIII of the Registrant’s Amended and Restated Certificate of Incorporation (Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K filed with the Commission on June 28, 2002) and Article 6 of the Registrant’s Amended and Restated Bylaws (Exhibit 3.3 to the Registrant’s Annual Report on Form 10-K filed with the Commission on June 28, 2002) provide for indemnification of the Registrant’s directors, officers, employees and other agents to the extent and under the circumstances permitted by the Delaware Law.

The Registrant has entered into indemnification agreements with its directors and officers that will require the Registrant, among other things, to indemnify them against certain liabilities that may arise by reason of their status or services as directors or officers to the fullest extent permitted by law.

The above discussion of the Delaware Law and of the Company’s Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws, and indemnification agreements is not intended to be exhaustive and is qualified in its entirety by such statute, Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws and indemnification agreements.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

See the attached Exhibit Index at page 9, which is incorporated herein by reference.

Item 9.	Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on October 21, 2010.

MAGMA DESIGN AUTOMATION, INC.

By:	/S/ RAJEEV MADHAVAN
Rajeev Madhavan
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Rajeev Madhavan and Peter S. Teshima, and each of them, acting individually and without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ RAJEEV MADHAVAN	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	October 21, 2010
Rajeev Madhavan

/S/ PETER S. TESHIMA	Corporate Vice President - Finance and Chief Financial Officer (Principal Financial and Accounting Officer)	October 18, 2010
Peter S. Teshima

/S/ ROY E. JEWELL	President, Chief Operating Officer and Director	October 19, 2010
Roy E. Jewell

Signature	Title	Date

/S/ KEVIN C. EICHLER	Director	October 14, 2010
Kevin C. Eichler

/S/ GOVIND KIZHEPAT	Director	October 19, 2010
Govind Kizhepat

/S/ SUSUMU KOHYAMA	Director	October 18, 2010
Susumu Kohyama

/S/ THOMAS M. ROHRS	Director	October 18, 2010
Thomas M. Rohrs

/S/ DAVID SUGISHITA	Director	October 13, 2010
David Sugishita

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1	Magma Design Automation, Inc. 2010 Stock Incentive Plan. (Filed as Exhibit A to the Company’s Proxy Statement filed with the Commission pursuant to Section 14(a) of the Exchange Act on August 11, 2010 (Commission File No. 000-33213) and incorporated herein by this reference.)

4.1	Magma Design Automation, Inc. Employee Stock Purchase Plan. (Filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on September 10, 2010 (Commission File No. 000-33213) and incorporated herein by this reference.)

5.	Opinion of O’Melveny & Myers LLP (opinion re legality).

23.1	Consent of Grant Thornton LLP (consent of independent registered public accounting firm).

23.2	Consent of Counsel (included in Exhibit 5).

24.	Power of Attorney (included in this Registration Statement under “Signatures”).